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2

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Subject Company: John Hancock Financial Services, Inc.

Commission File No.: 1-15607

Forward-Looking Statements

The statements, analyses, and other information contained herein relating to the proposed merger and anticipated synergies, savings and financial and operating performance, including estimates for growth, trends in each of Manulife Financial Corporation’s and John Hancock Financial Services, Inc.’s operations and financial results, the markets for Manulife’s and John Hancock’s products, the future development of Manulife’s and John Hancock’s business, and the contingencies and uncertainties to which Manulife and John Hancock may be subject, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on Manulife and John Hancock may not be those anticipated by management. Actual results may differ materially from the results anticipated in these forward-looking statements. For a discussion of factors that could cause or contribute to such material differences, investors are directed to the risks and uncertainties discussed in Manulife’s most recent Annual Report on Form 40-F for the year ended December 31, 2002, John Hancock’s most recent Annual Report on Form 10-K for the year ended December 31, 2002 and John Hancock’s quarterly reports on Form 10-Q and other documents filed by Manulife and John Hancock with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, without limitation, the following: changes in general economic conditions; the performance of financial markets and interest rates; customer responsiveness to existing and new products and distribution channels; competitive and business factors; new tax or other government regulation; losses relating to our investment portfolio; volatility in net income due to regulatory changes in accounting rules, including changes to GAAP, CGAAP and statutory accounting; the ability to achieve the cost savings and synergies contemplated by the proposed merger; the effect of regulatory conditions, if any, imposed by regulatory agencies; the reaction of John Hancock’s and Manulife’s customers and policyholders to the transaction; the ability to promptly and effectively integrate the businesses of John Hancock and Manulife; diversion of management time on merger-related issues; and increased exposure to exchange rate fluctuations.

Neither Manulife Financial Corporation nor John Hancock Financial Services, Inc. undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Important Legal Information

This communication is being made in respect of the proposed merger involving John Hancock Financial Services, Inc. and Manulife Financial Corporation. In connection with the proposed merger, Manulife will be filing a registration statement on Form F-4 containing a proxy statement/prospectus for the stockholders of John Hancock and John Hancock will be filing a proxy statement for its stockholders, and each will be filing other documents regarding the proposed transaction, with the SEC. Before making any voting or investment decision, John Hancock Financial Services, Inc.’s stockholders and investors are urged to read the proxy statement/prospectus regarding the merger and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. The registration statement containing the proxy statement/prospectus and other documents will be available free of charge at the SEC’s Web site, www.sec.gov. Stockholders and investors in John Hancock Financial Services, Inc. or Manulife Financial Corporation will also be able to obtain the proxy statement/prospectus and other documents free of charge by directing their requests to John Hancock Financial Services, Inc. Shareholder Services, c/o EquiServe, L.P., P.O. Box 43015, Providence, RI 02940-3015, (800-333-9231) or to Manulife Financial Corporation Investor Relations, 200 Bloor Street East, NT-7, Toronto, Ontario, M4W 1E5, Canada, (800-795-9767).

Manulife Financial Corporation, John Hancock Financial Services, Inc. and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding John Hancock Financial Services, Inc.’s directors and executive officers is available in John Hancock Financial Services, Inc.’s proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on March 20, 2003, and information regarding Manulife Financial Corporation’s directors and executive officers is available in Manulife Financial Corporation’s annual report on Form 40-F for the year ended December 31, 2002 and its notice of annual meeting and proxy circular for its 2003 annual meeting, which was filed with the SEC on March 31, 2003. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

The following is a transcript of a presentation made on September 29, 2003 to members of the investment community by representatives of John Hancock Financial Services, Inc. and Manulife Financial Corporation. The archived version of the webcast of the conference call may be accessed at http://webevents.broadcast.com/cnw/manulife_2_20030929 for 90 days and the audio version of the presentation is also being made available until October 6, 2003.

MANULIFE FINANCIAL

CONFERENCE CALL FOR SEPTEMBER 29, 2003 @ 9:30 A.M. EDT

Operator:

Welcome to the Manulife Financial Investor call. Your moderator for today’s conference is Edwina Stoate, VP of Investor Relations of Manulife Financial. Ms. Stoate, please go ahead.

Edwina Stoate:

Thank you and good morning. I would like to welcome all our participants to today’s call to discuss the merger of Manulife Financial and John Hancock Financial. The presentation slides for today’s call have been posted on the IR section of both our websites. Before we begin, I would like to draw everyone’s attention to the forward-looking statements and important legal information on page two of the slide package. With me today in the room are the CEO’s of both companies, Dominic D’Alessandro and David D’Alessandro and both CFO’s, Peter Rubenovitch and Tom Moloney. Also with us today is Jean Peters, Head of IR at John Hancock. I would now like to turn the call over to Dominic D’Alessandro, Manulife’s President and CEO.

Dominic D’Alessandro:

Thank you Edwina and good morning ladies and gentlemen. Thank you for accepting our invitation to attend this conference. Speaking with me this morning will be David D’Alessandro, the CEO of John Hancock. Together we are going to go through the deck that was sent to you that explains our transaction very quickly and then we will move to a question and answer session.

So I’m on slide number three in your package which, this slide summarizes I think very (inaudible) all of the advantages that we see of putting these, our two fine companies together. Clearly we create a leader on a global scale. The merged company would in fact be the second largest life insurance company in North America. It would be by far the largest insurance company, life insurance company in Canada of course and it would be the fifth largest in the world.

It would enjoy a very, very strong market presence in all of the different geographies where it does business. The operations of both companies are incredibly complimentary to one another as you’ll hear in a moment. The distribution systems fit in well together, the products fit in well. The asset mix that results from bringing the two balance sheets together again is the same story of complementarity and balance. Earnings growth is expected to become visible almost immediately. We are, calculations are that the transaction should add to EPS in the first year if we exclude the one time charges of affecting some of the synergy reductions. The scale that the company will have will be such that it will indeed be able to operate and offer services at very competitive pricing points. The diversification again is going to be evident to all of you. The company is going to be diversified extremely well across product, by distribution channel and by geography.

I’ll say a few words about the management depth and expertise. We have got the senior management organizational structure thought through. We believe that the cultures of our two fine companies are compatible and that the individuals we have identified to lead the merged company will lead it in fact to success. And finally on the financial strength, we are both strong companies and I think coming together makes us even stronger. We of course displayed this transaction to all of the rating agencies before today’s announcement and while I can’t speak for them, my understanding is that they will be making public announcements today as to their assessment and I think that we have reason to expect that they’ll be viewing this proposed transaction quite favourably.

So I’m now on the next slide, slide four which recaps the transaction summary. The consideration that’s being offered is one point one eight five three Manulife shares per John Hancock share. The implied price using the market value as at the 24th which is the last day that the share prices were unaffected by rumours, is thirty-seven dollars and sixty cents which represents an eighteen and a half percent premium. In the aggregate, the transaction has the value of eleven billion dollars US. It’s a tax free merger for eligible shareholders. We expect the closing to occur early in the second quarter of 2004 and if we’re lucky it might actually close at the end of the first quarter.

We need the whole suite of approvals although I would point out that the approval of Manulife shareholders is not required. It’s just the John Hancock shareholders who need to approve the transaction. The global headquarters as mentioned in our press release will be here in Toronto and we’ll be establishing a North American headquarters in Boston where both our Canadian division and our US operations will report.

If we go to slide five, I’d like to say a few words about the top management structure of the new company. This chart here shows the top twelve positions in the organization. Reporting to me is the Chief Operating Officer and President designate will be David D’Alessandro. He’ll retain his title as Chairman and CEO of the John Hancock Financial Services Company. And reporting to him will be the heads of our Canadian operations, Bruce Gordon, John DesPrez who’s now the head of our US business but will become the head of the combined wealth management operation.

Jim Benson who’s a Hancock executive now responsible for life insurance will become the head of protection. Wayne Budd and Tom Moloney are, their descriptions are going to be integral in helping David put the two companies together and in fact administering the North American division which by itself represents sixty percent or so of the combined company. And the other members of what we call our executive committee, our twelve man executive committee are shown here as well. Many of you will know these people.

Victor Apps will remain responsible for Asia. The operations of Hancock in Asia will fold in under Vic Apps’ leadership. Don Guloien will remain our Chief Investment Officer and very importantly will be responsible for overseeing all the investment activities of the combined companies. That is to say that the investment offices in Boston will report to Don here in Toronto. John Mather remains responsible for administration and Trevor Matthews for our Japanese operation and Peter Rubenovitch will remain the CFO. So we feel that this is a very, very strong lineup. Most all of these people will be well known to all of you and you can draw your own conclusions but I feel personally, very, very encouraged that we’ve been able to assemble a team of this caliber.

The financial highlights on page six as I mentioned earlier, the transaction is EPS accretive almost immediately. You start to notice more significant accretion after the first full year when the eight percent accretion that we’re showing here is about thirty cents a share. The projected (inaudible) net income, again is, you begin to see the full strength of the combined companies in the year following merger and the earnings would exceed over three billion dollars. We expect that there will be revenue synergies of some size though we’ve been cautious in the estimates that have been reflected in the presentation here today. But there should be opportunity for us to grow the revenue stream. This is not just about reducing costs. You’ll hear more about that in a few moments.

There is opportunities to reduce costs in fact by about three hundred and fifty million dollars at the end of the year integration period. That’s about ten percent of the operating expenses. We believe those cost savings can be realized across the board through a variety of initiatives. We don’t see that any of the communities where we do business would be brutalized if I can use that word or use numbers of job losses in them as a result of this combination.

Some of the other information, the book value of the combined company would be twenty-three point two billion. The funds under management, three hundred and thirty-three billion. As I mentioned earlier, the combined company would enjoy you know, top level capital ratios and ratings. We do concurrent with the closing of this transaction and before if we can, intend to buyback some of Manulife’s stock up to the amount of three billion dollars. And the accounting standards of the merged company will follow, will be Canadian GAAP information about our results in both Canadian and US GAAP will be made available as we are currently doing.

So if we go to the next page, we have here a summary of where the merged company would rank in terms of market cap in Canada. And as you can see we would be behind the Royal Bank but ahead of everyone else. And it’s a very substantial increase in the market value of Manulife. On the next slide, slide eight which is the last one I’ll be speaking to, we show the same comparison, I guess North American and global insurers. Again, as I said earlier, in North America except for AIG, we would be the largest company by this measure and on the world’s scale we move up very sharply and would be in fifth position overall behind the name shown on this slide. Now I’d like to turn things over to David who will lead you into a review of some more detail of the merged company. David.

David D’Alessandro:

Good morning everyone. I’d like to spend a few moments talking about why this deal makes great sense and a little bit about our strategy. I think clearly this merger indicates how large the company will be and market scale and share are key to so many things associated with pricing and operations. And we will certainly touch upon the expense issues as Dominic indicated. But the real story here beyond theat is diversification and growth and I’m going to take you through some of that diversification and distribution, product geography and what we believe will be great asset diversification too to make this a real world class company.

First, our next slide, you can see here the assets and earnings in Canadian dollars of the United States, Canada, Asia and the reinsurance markets and you can see that we have a global branding. In the United States, John Hancock will be the brand for virtually all the products and in Canada, Manulife. Of course we’ll keep Global Investment Management which is our investment management services around the globe and in Asia, John Hancock’s brand will be subjugated to the Manulife brand. I think it is important to note when you look at the business mixes that we obviously at Hancock have a very strong presence in the US and a considerable present in Canada while Manulife has a stronger presence in Canada nd Asia and a strong presence in the US but when you put these companies together, we become quite formidable everyplace as you see in the next slide.

In the United States and this is against 2002 full year sales to take into account seasonality issues, you can quickly see that the ranks of the companies skyrocket and key products like Universal Life will become number one overnight, Variable Life, number two. We’ll continue in Small Case because of Manulife’s strength at number one and long-term care Hancock will continue as number two and you can see across the board in Canada what the new company looks like and of course in Southeast Asia we will continue to have strong position in key places such as Hong Kong and China. If you, just to give you an example, Hancock in US Life results was number nine in 2002 for three hundred and thirty-two million dollars of sales and Manulife was number sixteen and the combination will bring us to number four.

Let me point out that, this isn’t, this is not two mediocre sales organizations coming together. If you look at, according to Limerus (ph) 2002 back to 1997 numbers, these are two companies that have been growing rapidly at great ROE’s on our product lines and great rates return in general. But manufacturers have come up with ninety-six percent over that period and Hancock at seventy-eight percent. The industry has grown only at seventeen percent during that period of time and together we’ve grown at eighty-four percent. So this is not as if we’re taking a mediocre company or a weak company and marrying it with a strong one and you’ll see these kinds of numbers across the board in many, many areas.

If you take a look at distribution, this chart, I hope you can see the colours clearly but if you can’t, we’ll be sure you can later, basically says that the channel

(inaudible) of each is quite complimentary to the other, quite diversified. I think that one of the things we’ve all learned in recent time in the last four or five years is that some channels dry up in top economic times and some become stronger. Hancock’s very strong in fixed annuity product and in banks and Manulife is much stronger in broker dealer channels. Combined, we will have all of the products and we will all the distribution, they’ll be a much stronger company as we have, each of us will gain tens of thousands of new distributors for each of our product lines.

And while I’m mentioning product, you can see t his combination too. Today, mutual funds are not a product that Manulife has. At the same time, we’re not very strong in variable annuities. The five twenty-nine (inaudible) savings plan is a very, very strong product for Manulife in the states and I can tell you that our sales forces can’t wait to get their hands on it as I’m sure many of Manulife’s distributors will welcome products from our side of the house. What I think is fantastic about this is the fact that these product lines plus the distribution on the previous slide fit really hand in glove. And our intent is to distribute as much product as we can through these systems where it makes sense at the right returns.

If you take a look now at the diversification of earnings from this broad business base, I think this really demonstrates how each company benefits. The combined companies will still be a company at more than fifty percent individual life earnings. At the same time, our GSF and P business will only six percent of the combination which gives us reasonable rate of growth opportunities without having to take as much risk. And as you see on the reinsurance side, it drops from thirteen percent to six percent for the combined companies and again, more opportunity for growth and a mix of earnings as we all will watch what happens to our economy in the coming years. This combination will also help us to grow where we can and to grow profitably and to pull back where we think we can’t make our margins.

The same is true when we look at the mix of earnings. As we become a global economy, the combination of this company in many ways is ideal in that fifty percent, over fifty percent of the diversified earnings will come from the United States, the biggest growth market, our largest growth market for insurance and yet Asia, another large area will also benefit from this combination because we have the where with all to combine both companies in that part of the world. If, at the same time, Canada with the addition of Maritime Life will have about a twenty-

two percent share here with I think considerable expense savings to help us in our earnings.

Just a moment on the asset mix. A lot of people talk to both of us about our assets. I think as you see here, on the right side you’ll see the industry average according to the ACLI and the combination in triple A, double A’s and A’s is at thirty-eight percent versus today, Manulife at forty-six and Hancock at thirty-three, much closer to the Industry average for Hancock and the triple B’s where Hancock has had an overweight for some time. The combination of the companies brings us back to industry average. If you take a look down at equities, Manulife plays heavier in equities than we do. We’re only at two percent, they’re at nine and we’ve come back industry average here . So I think the diversification here and the mitigation of risk will be a great asset for all of us.

My last chart before I turn it back over to Dominic is I think very clear in that, I think we could say that our top goals here have been to expand scale and expand distribution points one and three. Both of us have had that as a goal and now I think the two of us together will be able to blend Manulife’s need for a stronger brand awareness and distribution in the States, our need to rebalance our risk profile and to have diversification of earnings and Manulife’s desire to have a diversification of products wider than they have both in Canada and the States. And with that I’d like to turn it back over to Dominic.

Dominic D’Alessandro:

Thank you David. Ladies and gentlemen, I’m going to move very quickly to a review of the financial impacts. On slide twenty-one, there is a computation there of the earnings accretion, the impact on EPS of the merger. We begin, this is a conventional analysis which begins with Manulife’s projected net income as found in the I-Bus estimates and then add similar information for the John Hancock company and then goes through a series of reconciling items to conform the accounting methodologies and reporting practices of the two companies. There is some details provided as to what those adjustments are on slide twenty-two. I don’t propose at this time to go through those adjustments.

The highlights I would like to point out is in the first year, in the year 2004 assuming that this transaction is consummated at the beginning of the second quarter, in other words that it’s in effect for nine months, the accretion exclusive of the one time costs incurred to affect some of the cost savings would be two point four percent. The more important in meaningful accretion is obvious in the second year when it climbs up to almost eight percent or thirty-two cents a share.

The other highlight I would point out is that the ROE for the combined company, we estimate at twelve point seven, almost thirteen percent in the first year and then it would climb thereafter. As you know, Manulife has a target of sixteen percent ROE. We think that through all of the strategic advantages that are achieved as a result of this transaction, some dilution in the, or some dilution for a short period of time in the ROE is certainly not an excessive price at all to pay, remembering again that there are many that would argue that the EPS is the more important measure of the desirability of a business combination.

So if we can go then to page twenty-three, just a brief note on the expense savings, we expect them to be fully phased in by the year 2006. They represent, as had been said earlier, about ten percent of the combined companies operating basis for the reasons that David mentioned in terms of the complementarity of many of these businesses. In other words, there is no duplication between Manulife’s pension business and anything similar, Hancock and vice versa, there’s no duplication at Manulife or Hancock’s long term care business. There’s a number of situations. That ten percent might appear low to you but we’ve estimated it conservatively and think it’s achievable. The source of the cost savings as you would expect are across the board in IT and eliminating any unnecessary costs and giving us the ability to acquire services at perhaps better rate.

As I mentioned earlier, we don’t see massive employee disruptions as a result of putting these two companies together. We intend to go about the merger and the integration in a thoughtful and proper manner and it will take almost, the better part of two years to integrate these companies and during that time, you know, we’ll be closely watching compliment levels. In fact I would expect that we would put into place a hiring freeze probably, virtually immediately so that the objective is to deal with compliment reductions through attrition rather than layoffs. We think we can get there without resorting to massive firings.

On page twenty-four, again, just to review the strong capital base that’s going to be available to the merged company. You know, the ratings are strong, the capital ratios as measured by the regulators remain very, very strong. Of note is that Manulife in the same quarter after doing the transaction and assuming a three billion dollar buyback would remain with an MCCSR ratio above two hundred percent and similarly John Hancock life insurance, it’s RBC ratio never falls below three hundred percent. So the merged company has very, very strong capital base.

On slide twenty-five, just a word for those of you who might be concerned about the ROE reduction that Manulife would initially, I guess what we would like to say is that we are confident that reestablishing our ROE at a, at our target levels of sixteen percent and we would do that through a whole series of initiatives, you know, under the broad captions that are listed on that slide, revenue growth, economies of scale, better management of our capital. We are going to be in businesses which are going to enjoy well above market returns, particularly our agent businesses. And so we’re confident that we can restore the profitability as measured by ROE to very accessible levels and to be an industry leader once again in that measure of profitability.

And finally on slide twenty-six, you know, the whole, what we started with which was, this is a terrific company that’s being created with an incredible suite of products and a presence of some of the most attractive markets in the world. So with that operator, it completes our formal presentation. We’re now available for questions and answers.

Operator:

Thank you. We will now begin the question and answer session. To place yourself into the question queue, please press star one on your touch tone phone. Thank you. Your first question comes in from Tom MacKinnon from Scotia Capital Markets. Please go ahead.

Tom MacKinnon:

Yeah, thanks very much. Good morning. I was just wondering if you might be able to take us through the thought process of not using some cash now but using it in a buyback form later on and elaborate on that.

Dominic D’Alessandro:

Yeah, thanks Tom. There was a decision to have an all stock issue. It was probably one of the more discussed aspects of the transaction and the views were that an all stock deal would be easier for the shareholders to understand, would avoid the complexity when you get into different forms of consideration and would be more appreciated by the shareholder base in the US and that we could make better use of our cash targeting it through the buyback facility than we could through putting it in the offer. Those are the considerations that we debated long and hard and we think we’ve made the right decision.

Tom MacKinnon:

Okay thanks.

Operator:

Thank you. Your next question comes in from Vanessa Wilson from Deutsche Bank. Please go ahead.

Vanessa Wilson:

Thank you, good morning. I have two questions. First of all, what would we expect for John Hancock’s fourth quarter dividend? Is there anything in the merger agreement that excludes them from paying that?

Tom Moloney:

Vanessa,	this is Tom Moloney. Can you hear me?

Vanessa Wilson:

Hi Tom.

Tom	Moloney:

Hi. There isn’t any specific limitation in the contract for dividend payments other than a cap. But we’re pretty free to continue running the business. I think both David and Dominic really want to maintain value for this undertaking and that’s the key goal of everything we’re doing here.

Vanessa Wilson:

I’m sorry Tom, you said there’s a cap?

Tom Moloney:

Yeah, because I don’t want us to pay, you know, unreasonable amounts of dividends so it will be within reason.

Vanessa Wilson:

You paid thirty-two cents last year. What’s the cap?

Tom Moloney:

I don’t want to put any limits on our board of directors so we’ll wait and see what they wait for.

Vanessa Wilson:

Okay, and then Dominique and Peter, I need some help with page twenty-one of your slide show. On the John Hancock numbers that you have there, the nine, nine one in 2004. Is that in Canadian dollars?

Unidentified Male:

I believe so, yes, it’s in Canadian dollars.

Unidentified Male:

Yes, the slide is (inaudible). That’s correct.

Vanessa Wilson:

Okay and is that a nine month number?

Unidentified Male:

That’s correct.

Vanessa Wilson:

Okay, so that’s not a twelve month number.

Unidentified Male:

No.

Vanessa Wilson:

No. Okay, is that in Canadian GAAP or is that in US GAAP?

Unidentified Male:

The nine ninety-one is before some adjustments that are made two lines down that include Canadian, two lines below include adjustments to get towards Canadian GAAP.

Vanessa Wilson:

I guess, let me explain to you why that number puzzles me. If I annualize it and think about the currency translation and put it into US dollars, it come relatively close to what I would be forecasting for John Hancock for 2004 on a US GAAP basis, the nine, nine one and you’re adjustments of sixty-one million below are very, very modest. If I look at Manulife’s annual report for 2002, the difference between your US GAAP number of nine hundred and seventy-three million and your Canadian GAAP number of a billion three seven zero, is an enormous swing. So I assume that the difference for John Hancock on a Canadian GAAP basis would be significantly higher. Maybe we could talk sometime later today and you could explain to me why this (inaudible).

Unidentified Male:

I’d be happy to talk to you. Just to make two comments. The first is, the nine, nine one should be similar to what you expect for nine months on a US GAAP basis. That’s what it is. The next two lines speak to the difference that we would expect for Hancock between C GAAP and US GAAP. Now Manulife is quite different. We have a lot of equity related exposure and it creates a lot more volatility in US GAAP versus C GAAP than might be the case for Hancock. And if you look at Manulife, C GAAP, US GAAP over a period of quarters or period of years, you would see that ours does dance around both ways primarily due equity market related movements.

Vanessa Wilson:

And I guess I would also argue with your investment gain and loss line. You know, John Hancock has generated gains in ‘99 and 2000 and losses in ‘01 and ‘02. Now I think that is a run rate of a hundred and thirty-one million high, thirty-eight in ‘05.

Unidentified Male:

Well that adjustment as I understand it is to conform the accounting treatments. In (inaudible) nine, nine one number there are no credit losses, whereas (inaudible).

Vanessa Wilson:

That’s true.

Unidentified Male:

And so the one twenty-seven is the credit losses that would have to be recognized under Canadian accounting.

Vanessa Wilson:

Okay, so I guess my take on your numbers is your operating earnings for Hancock is extremely conservative. Your realized gains and losses are too high so adding another level of conservatism and your transition to Canadian GAAP adjustments seem very low adding again, more conservative. And Dominic, you said yourself you have conservative expense synergies.

Dominic D’Alessandro:

Well that’s, these are our best estimates Vanessa. We didn’t (inaudible) to put the best, you know, put an unreasonable projection in front of you. I think we can talk about and give you comfort that they’re not best estimates plus fifty percent to make them easy to exceed.

Unidentified Male:

The (inaudible) numbers of course are not our opinion, they’re just a reflection of what the IBIS consensus is at this point in time.

Vanessa Wilson:

Okay, thank you for your help.

Operator:

Thank you. Your next question comes in from Nigel Dally from Morgan Stanley, Dean Witter. Please go ahead.

Nigel Dally:

Great, thank you. First question on integration costs, again on page twenty-one. The eighty-nine million of one time costs is low in comparison to the run rate of expected costs savings. Just wanted to check whether this incorporates all the expected costs or whether there’s other one time charges we should expect as well. So that’s first. Second, just a bit of clarification, why not re-domicile the company to the US? Wouldn’t this help solve some of the likely stock flow (inaudible) that you’d likely be facing. And just lastly, is there a breakout (inaudible) transaction?

Dominic D’Alessandro:

Well the first question is with regard to the one time cost. As I understand it, these costs, the ones shown here represent only the costs that would be incurred by Manulife because under the acquisition accounting that has to be applied to this transaction, one of the entities is designate of the inquirer. That’s Manulife. I’m told that accounting convention requires the acquirer to expense all of their transition costs rather the transition costs related to the other company are capitalized as part of the acquisition equation and show up ultimately as goodwill.

Nigel Dally:

Okay, and what is the total amount of, do you have an idea as to what the total capitalization amount would be?

Dominic D’Alessandro:

Well we think that the total transition costs would be in the order of, is it six or seven hundred million dollars. That includes transaction costs, transition costs and everything associated with the transaction.

Nigel Dally:

Okay, great.

Dominic D’Alessandro:

And you asked another question about why don’t we domicile in the United States. I think legally we have a problem with that because we’re, Manulife is regulated under the Canadian Insurance Companies Act that has specific requirements about the location of it’s head office and composition of it’s board of directors and so forth.

Nigel Dally:

Okay, and just lastly on the break up fee?

Dominic D’Alessandro:

Well the break up fee is, again, that was a point of you know, long and hard negotiation. The reality is in the end, we have a break up fee that’s consistent with transactions of this size. It’s three percent of the transaction value plus some expenses.

Nigel Dally:

That’s great, thank you.

Operator:

Thank you. Your next question comes in from Mario Mendonca from CIBC World Markets. Please go ahead.

Mario Mendonca:

Good morning everyone. My question relates more to the regulatory side of things. How will the combined company be regulated. In one of your slides you refer to the operating companies, MCCSR and RBC. How will the combined company be regulated?

Dominic D’Alessandro:

Maybe I’ll, Mario, maybe I’ll ask Peter to answer this question.

Peter Rubenovitch:

I think the two operating companies will continue to be regulated by their home jurisdictions. So Manulife Group will have MCCSR ratios and the John Hancock Group will have RBC ratios as the key. The top holding company, MSC is subject to regulation review by OFSI but OFSI will be looking to those underlying operating companies ratios to be satisfied as to the health of the top holding company.

Mario Mendonca:

And the reason why I’m sort of going in this direction is I want to understand if some of the differences between Canadian and US capital standards or capital requirements say for things like below investment grade bonds, fixed annuities, perhaps the G&SSP segment and even the good will associated with this transaction. Is there something special about this regulatory framework that would negate the negative implications of things like fixed annuities and below investment grade bonds under a Canadian regulatory framework?

Peter Rubenovitch:

Not at all Mario. In fact those businesses are already regulated in the jurisdictions which they’re carried on so there’s no change. In fact, those operations are already regulated. We’re not looking to, you know, shop for better regulation for one block of business or another. There’s no changes contemplated except as it relates to integrating our operations across geographies. So there’s no regulatory, you know, surprise or arbitrage and the holding company will be looked at, as holding companies for insurance companies are looked at around the world, to make sure it’s solvent and is not a problem for the operating companies beneath us.

Mario Mendonca:

Okay and the goodwill, is that at the holding company level?

Peter Rubenovitch:

That’s correct.

Mario Mendonca:

So it doesn’t impact the MCCSR and the RBC of the two operating companies?

Peter Rubenovitch:

That’s correct. It’s a matter for the holding company.

Mario Mendonca:

Okay. And just sorry, one final thing. You said that the buyback could, would likely happen post the merger but could happen before. Dominic, that was the impression I got.

Peter Rubenovitch:

We haven’t commented on the timing. Obviously we would buy our shares at the most opportune times subject to regulations.

Mario Mendonca:

But could Manulife buyback stock today?

Peter Rubenovitch:

We would do those things which we were permitted to do at the appropriate time.

Mario Mendonca:

I’m just asking if you’re permitted?

Dominic D’Alessandro:

Well I guess Mario, it’s not clear. That’s why we’re (inaudible). The language that we’ve said is that we will, as the regulation permit. You know, we’re into some slightly gray areas here and we will be seeking clarification as to when we can and can’t buy.

Mario Mendonca:

Thank you very much.

Operator:

Thank you. Your next question comes in from Steve Cawley from TD Newcrest. Please go ahead.

Steve Cawley:

Dominic, could you have been a domicile Canadian company using US GAAP as a primary accounting standard and why wouldn’t you do that?

Dominic D’Alessandro:

Well I think that you have to look at our shareholder base and the majority of our shares we believe even after this transaction, though a good chunk we hope will be held outside of Canada but we think that more than fifty percent will continue to be held in Canada. I think going forward we would intend to be more fulsome in our disclosure of results and financial statements under both accounting basis.

Steve Cawley:

Do you have the systems in place to be able to immediately model and understand the discrepancies between the two?

Dominic D’Alessandro:

Yeah, we’ve, you know, we’ve been working as you would well imagine very hard on this very topic for the last year and a half and I think we understand infinitely better than we did the difference, actuarial and accounting practices between the two regimes. What I was going to finish saying before is that we intend to report in a very, more fulsome manner, our financial results under both Canadian and US GAAP. It’s very important for us, important for Manulife today, even more important if Manulife and Hancock succeed in consummating this transaction. We maintain an active and as large as possible investor base in the United States. And you know, as we all know, American investors tend to want to look at financial statements using accounting principals that are American.

Steve Cawley:

So, can there be a way to minimize the discrepancy between the two?

Dominic D’Alessandro:

Well I think there will be a way. As Peter has said earlier, a big chunk of the difference for example in Manulife’s going between Canadian and US GAAP is the accounting for the equities since we have a lot of equities. Sometimes those changes, that reconciling item is quite large. Going forward to the extent that we reduce the amount of equities in our portfolio or, you know, the size of the business gets so much bigger, the adjustments would be smaller. We, you know, our initial concern some years ago when we started experimenting with, subsequent to (inaudible) started to analyse our results using US GAAP was it was very complex and it was an issue as to whether or not you could in fact use both kinds of, both accounting methodologies.

I guess that we’re satisfied today, what I’m telling you, that we can successfully manage this company allowing Hancock to satisfy it’s reporting requirements that are required by it’s statutes and Manulife, and we wouldn’t be the only company doing this. I mean many multi national insurance companies have exactly the same challenge to overcome and they overcome it successfully.

Steve Cawley:

Maybe just one more set of questions on product side. I think David mentioned that you would be selling products at the right returns. Do you Dominic believe that the US fixed products, can you sell them at the right returns?

Dominic D’Alessandro:

Well you know, I think you’re probably referring to the fact that on several occasions in the past we’ve said that we didn’t like the fixed annuity business because it didn’t generate in our judgement, the returns that we’re used to. We were saying that at a time when the alternative for us to get into that business was to start up a business (inaudible) when there were I think a lot more restrictions or a lot more risk with regard to minimum crediting rates. I understand that’s been dealt with very extensively through the different state commissioners. And you know, Hancock has a very large, up and running and successful fixed annuity business. So I think it’s not quite the same thing and the short answer is yeah, we do believe that we could earn you know, fifteen, sixteen percent return on all product lines. That’s what Hancock prices to achieve so there’s no inconsistency there.

David D’Alessandro:

I think, this is David, I think one of the major points here is, with a broader product line, as you’ve seen us do and you’ve seen Manulife do is when the returns are getting too low, we pull back, we pull back on our fixed annuity product, we pull back as Manulife has in their variable annuity product. This gives us so much more flexibility to pull back when the market’s becoming irrational. And as we’ve all seen in the last few years, the market can become very irrational and we aren’t going to chase, we simply aren’t going to chase bad returns.

Steve Cawley:

By when can you get fifteen to sixteen percent returns across all product areas?

Dominic D’Alessandro:

Well, I mean the products themselves are probably earning that. It’s a question of the way purchase accounting works. We end up with a huge amount of goodwill that has to be serviced and it’s going to take a while to take that ROE, the drops down to twelve, thirteen percent initially to get it back up to sixteen percent or more where we are now. As I said to you, you know, that effort will involve all aspects of the business but we’re confident that we can do it. It’s been done, we’ve done it once before and we can do it again.

Steve Cawley:

Thank you.

Operator:

Thank you. Your next question comes in from Timothy Lazaris from Griffiths McBurney and Partners. Please go ahead.

Timothy Lazaris:

Hi, thanks. I’ve got a couple of questions. The first is, Dominic, can you tell us, is there any way to disclose what multiple of embedded value this transaction happened at?

Dominic D’Alessandro:

Yeah, we don’t have a handy embedded value that I could share with you today. We did use a very extensive actuarial evaluations and quite frankly you know, we can go into that off line. I just don’t remember them right now.

Timothy Lazaris:

Okay, and you did mention that in terms of the accretion it’s after, or sorry, before one time charges. Are those one time charges basically the usual sort of one time charges we should expect or would they also include perhaps adjustments of the portfolio. In other words, would you be selling some bonds or positions that don’t qualify in terms of your . . .

Dominic D’Alessandro:

Yeah, on the slide that shows, page twenty-one, the one time adjustments is referring to the eighty-nine million dollars which are really the costs, the estimated portion of the total transaction costs that will be born by Manulife. Remember I explained that you know, the total transaction costs and the transition costs rather are born by both companies and depending on which company bears them, the term is whether they get expensed or get capitalized for amortization in subsequent periods.

Unidentified Male:

There is no material restructuring of the portfolio contemplated in the income statement and remember, purchase accounting fair values the balance sheet. So the only item is the eighty-nine million dollars that was on that schedule.

Timothy Lazaris:

Okay, and just lastly, what’s the shareholder approval for Hancock shareholders requirement?

Dominic D’Alessandro:

It’s the majority of Hancock’s outstanding shares, fifty percent plus one have to vote in favour of this transaction.

Timothy Lazaris:

Okay, thanks very much.

Operator:

Thank you. Your next question comes in from Tom Gallagher from Credit Suisse First Boston. Please go ahead.

Tom Gallagher:

Good morning. A couple of questions for Dominic first. I know you had talked about, I guess enhancing your disclosure related to US GAAP. Should we take that to mean you’re going to file fully audited GAAP financials after the merger is completed or are we just looking at some expanded disclosures related to US GAAP?

Dominic D’Alessandro:

Well I think initially would be expanded disclosure but I’m sort of committing our company here that you know, down the road I would think that we would want to go to the full blown if it’s practical, the full blown audited accounts. Remembering, you know, I repeat what I said, our objective is to be, to service and solicit a very large investor base in the United States and I think that would help us.

Tom Gallagher:

Okay, the next question is, in terms of the two point two billion of potential buyback, can you comment on how much you would currently have in the form of excess cash on your balance sheet versus how much you’d need to raise in terms of debt?

Dominic D’Alessandro:

Yeah, we wouldn’t need to raise any. We have all of that liquidity on our balance sheet today.

Tom Gallagher:

Okay, and then the last question for you was just, I know you talked about the portfolio differences between Manulife’s and Hancock’s. Any planned changes on a prospective basis in terms of either bulking up Hancock’s equity exposure or any other changes that you would foresee?

Dominic D’Alessandro:

I think, you know, I wouldn’t expect any dramatic changes near term. As I mentioned in the organization, the merged organization would have one chief investment officer and you know, I think with the passage of time investment policies will be put into place that are consistent with the risk approaches of the merged company. Again you know, I’m sort of telling you that there isn’t anything dramatic that’s going to happen overnight that will migrate to positions, you know, in a proper manner. We don’t see, as you would expect we’ve spent quite a bit of time doing do diligence on the particularly structured products aspect of the Hancock business and we’re frankly quite impressed with the caliber of the investment professionals in that division.

Tom Gallagher:

Got you, okay, and then just one question for David. Last quarter you had called mergers of equals highly speculative when you were commenting on M&A. Can you just bring us up to speed in terms of how in particular you view this transaction, you know, whether there’s been a change in your thinking of M&A for the sector?

David D’Alessandro:

I think Tom that clearly it’s no secret that I have said for some time that mergers and consolidation in the industry are going to happen and need to happen. My comment last time was directed at the fact that when there is a merger of equals, it’s important (inaudible) eye on that transaction to make sure the companies are the right fit. And there aren’t many that we see in the marketplace that would be the right fit. There was a lot of speculation about, for the last few years as to who was going to combine with who.

And you know, in our view, a merger of equals or a merger of slightly different sized equals is something that has to be the right fit. And so from a speculative standpoint, I think what’s going to happen now frankly is everyone’s going to start looking around and say hey, we’re mid sized, what are we going to do. And I think this transaction because it will be successful will cause much of the industry to take a much harder look at itself and see that in order to compete with companies like this, they’re going to have to do something.

Tom Gallagher:

Okay thanks.

Operator:

Thank you. Your net question comes in from James Bantis from Credit Suisse First Boston. Please go ahead.

James Bantis:

Good morning. Just wanted to touch on a couple of things in terms of the cost savings. Could you split the cost savings between the three different regions, Canada, the US and Asia? Secondly, I just wanted to chat about the sales organization. You highlight active distributors doubling basically to a hundred and twenty-two thousand and could you give me a comparable in terms of a North American peer, where do you stand up in terms of this breadth of distribution? And the third question, in the context of the break up fee being roughly about three percent, by no means exorbitant, Dominic, you know, having not chased the Canada Life transaction and possible other transactions in Canada as well, is this the final offer on John Hancock given that, a fine institution with a strong brand name.

Dominic D’Alessandro:

Well maybe I could just start with that last question about whether it’s (inaudible) offer. I mean, you know the break out fee provisions also provide us with the right to match. So I don’t know today whether it’s our final offer. I mean we’re very attracted with the caliber of the organization. We did, I think very extensive do diligence. I mean you’d be hard pressed to find a company that Manulife could merge with that would be as complimentary as this one and where the results would be as positive as this one is and quite frankly I believe the same thing is true for John Hancock. They could look around and find very few partners that would suit and meet their requirements to the same extent that Manulife Financial does. What others may or may not do, I just have no idea.

As to the break up fee not being exorbitant, well, the break up fee is what’s allowed under the laws where these things are governed. I think this is governed under Delaware law and for transactions of this size, a break up fee of three percent is the norm. And so that’s all I would say about that. With regard to the transition costs, you asked, do we have a break down by geography. We do but I just don’t have it right at my fingertips right now and you know, we can give you that information offline or later. Someone just put it in front of me here and I guess the Canadian piece is roughly a hundred million dollars. The Asian piece is roughly fifteen million, investments are thirty million, the US is a hundred and ten and the head offices and other is another hundred million. That should add up to three fifty.

David D’Alessandro:

This is David. Let me take the distribution piece. When you talk about a hundred and twenty thousand, distributors, we’re really talking about a hundred and twenty thousand people that either sold the product from either of our companies in the past year. I think what’s important is to note that there are well over a couple of hundred, as many as two hundred and fifty thousand people that are actually licensed to sell our products and what this is going to do is not only increase the amount of people that will be able to sell more than one product, it’s going to introduce to some of these people that are licensed, a product that they didn’t think we had in the past.

To give you a comparable, the best comparable I can come up with frankly is there are lots of companies that have many registered reps but there aren’t that many that have a high percentage of them that sell for them. The best comparable I could come up to is the combination that the great company AIG has put together with Sun Life, I mean Sun America and General America plus their own distribution. They also have hundreds of thousands of distributors. But in terms of life companies in North America, there’s virtually no one that rivals this kind of distribution system.

James Bantis:

Great, thanks very much. Best of luck.

Operator:

Thank you. Your next question comes in from Andrew Kligerman from UBS Warburg. Please go ahead.

Andrew Kligerman:

Good morning. Two questions. First, could you give me a little colour on if there were any other bidders and what lead up to the offer here?

Dominic D’Alessandro:

Well I’ll let David speak to whether he would have dated how many different people before he fell in love with us.

David D’Alessandro:

Dating and falling in love are quite different. We clearly, it’s been no secret that Hancock has looked around for suitors of any kind and that include buying to get bigger because we have been a great believer that scale is important and you cannot wait for your company to atrophy. You have to deal with the package that (inaudible). We have certainly talked to a number of companies over time on both ends of that transaction. I’m certainly not at liberty to tell you who but I can also say that Dominic and I have talked for a very long time. This was not a sudden engagement. We have talked for a very long time and had hoped frankly a few years ago we could have found a way to do something together, it’s just the times weren’t right.

But now you have two companies that have been demutualized for four or five years. They are clearly companies that have delivered a great deal of value to their original policy holders and original shareholders and it’s now time for us to take the next step in this complimentary manner. So I frankly wish we could have done this two or three years ago. The timing just wasn’t right for any number of reasons but the timing is right and it’s right now.

Andrew Kligerman:

David, just on that comment, I remember a year ago there was a lot of speculation that a transaction couldn’t get done because of the conversion to Canadian GAAP on the part of John Hancock. Was that the key reason and if so, why?

David D’Alessandro:

A couple of things have happened. As Dominic has pointed out, Peter Rubenovitch has done a great deal of work in trying to help resolve some of the differences. I think that what we have looked at is the fact that I believe about a year ago December, you’re referring to the analyst conference in New York and investors conference in New York, I said at that meeting that it would be hard for me to believe that the major Canadian companies of which there are, I believe six here or three or four of whom have sixty percent of the market wouldn’t be looking south of the border.

The Canadians (inaudible) long time ago that you had to be bigger whereas we still have nine hundred insurance companies, life insurance companies in the United States. I think the resolution for us has been that rather than having just an expense story which some of the marriages in the United States would be, we needed a growth story. And I think what’s also happened is, and I think as Dominic eluded to, there is going to be more and more resolution between how to explain Canadian GAAP and US GAAP and we are working very hard at that.

Andrew Kligerman:

Okay, and then the return on equity question, Dominic, you mentioned earlier that some investors prefer EPS accretion over ROE. I guess unfortunately that is a sad reality. But you mentioned timing and you said a while. Becoming, you know, the fourth largest player in the individual life market, that in my view would make it very tough to grow. When do you think a while would be? Would that be five or ten years out?

Dominic D’Alessandro:

I think, let’s just put this in context. I mean immediately with absolutely nothing happening, you know, our first year ROE’s, you know, just a little under thirteen percent. I think for a company this size, you know, the fact that there are very few companies this size that are in thirteen percent. So we’re not exactly in the basement. I mean a lot of the companies that I look at out there, they’re striving to reset levels of profitability, you know, that’s their target. That’s our floor. And we think that that number will inch up and it might take two, three, four years to get it back up to sixteen percent but it can get back up.

I mean remembering, we’re going to be in markets and in businesses where the return on the (inaudible) is very, is much higher than the sixteen percent. All of the Asian businesses for example, all of the capital deployed in that part of the world has returns well above that. A lot of the capital is tied up in our service businesses whether that’s pensions or some of the other activities earns a better return than (inaudible) percent. So we’re quite confident that we will have an ROE that compares with the best in our business. That’s what we’re committed to doing.

Andrew Kligerman:

Last question, change in control for the senior executives at John Hancock, could you specify what those payouts would be?

David D’Alessandro:

This is David. I can tell you that the payments for the (inaudible) executives will simply be the acceleration of stock that’s already been granted. And the top ten executives will receive at this exchange rate as of last Wednesday, about sixty million dollars. And, but what we have done is the top four executives have all agreed to sign contracts which we have signed that extend our employment so that our change in control is limited to what everyone in the company has today and that’s the acceleration of their stock or options. Furthermore, any new stock or options that are granted from this point on, cannot accelerate on the deal.

Andrew Kligerman:

And the contract extension, how many years would that be?

David D’Alessandro:

It would be about a year and a half from now, a year from the projected close which is early second quarter, 2004. But I can tell you that I think we feel very strongly about this and as I’m designated to be President, I expect to be running this company for a long time working for Dominic.

Andrew Kligerman:

And David just, so you did away with the three times annual comp and bonus multiple?

David D’Alessandro:

Well we don’t get it on a change of control. Should the company sever us, we have the standard package many executives have, should the company sever us, or we decide to leave in a year and a half, we will be entitled to that but no one has any intention of taking it since it’s been one, it’s been deferred and two, we’re very excited about the future of this company and the kind of money we can make frankly running such a large organization.

Andrew Kligerman:

Thank you and good luck with the transaction.

Dominic D’Alessandro:

Thank you. Operator, that’ll be the last question because we have to go off to another meeting with reporters here, they’re in the building. So I want to thank everybody; ladies and gentlemen, thank you for making your time available this morning to listen to us and we’ll talk to you soon.